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                                                                    EXHIBIT 11.1

                        DIAMOND MULTIMEDIA SYSTEMS, INC.

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

                      (in thousands, except per share data)


                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                              1996       1995        1994
                                                              ----       ----        ----
Weighted average common shares outstanding for period        34,351      26,724         --

Dilutive employee stock options                                 844

Common Equivalent Shares pursuant to Staff Accounting
  Bulletin No 83                                                 --          --     20,900
                                                            -------    --------    -------
Shares used in per share calculations                        35,195      26,724     20,900


Net income (loss)                                           $16,337    $(41,347)   $20,116
                                                            -------    --------    -------
Net income (loss) per share                                 $  0.46    $  (1.55)   $  0.96
                                                            =======    ========    =======


The difference between the calculation of net income (loss) per share calculated on the primary and fully diluted basis is not material.


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